AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of June 1, 2010, is to the Investment Management Agreement made as of the 3rd day of December, 2007 (the “Agreement”) by and between Franklin Advisers, Inc., a U.S. registered investment adviser and a California corporation (the “Manager”) and Templeton Income Trust, on behalf of Templeton Global Bond Fund (the “Fund”).

WITNESSETH:

WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on May 18, 2010.

            NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

      0.500%, up to and including $200 million

      0.450% over $200 million, up to and including $1.3 billion

      0.400% over $1.3 billion, up to and including $35 billion

      0.395% over $35 billion, up to and including $50 billion

      0.390% over $50 billion, up to and including $65 billion

      0.385% over $65 billion, up to and including $80 billion

      0.380% over $80 billion

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                                FRANKLIN ADVISERS, INC.

                                                By: /s/EDWARD B. JAMIESON

                                                      Edward B. Jamieson

                                                      President & Chief Investment Officer

                                                TEMPLETON INCOME TRUST

                                                By: /s/ROBERT C. ROSSELOT

                                                      Robert C. Rosselot

                                                      Vice President and Secretary